Exhibit 99.1
For Release 8:00 AM Eastern Time, Thursday March 9, 2006
CUMULUS MEDIA INC.
Cumulus Reports Fourth Quarter 2005 Results
     ATLANTA, GA, March 9, 2006 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and twelve month periods ended December 31, 2005.
     Historical results are attached. Historical or “as reported” financial data of the Company may not be comparable from year to year because of the acquisition of radio stations by the Company during certain of the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Twelve months ended
	December 31,		%	December 31,		%
	2005	2004	Change	2005	2004	Change
As Reported:
Net revenues	$82,866	$84,391	(1.8)%	$327,756	$320,132	2.4%
Station operating expenses (including non-cash contract termination costs)	54,267	51,938	4.5%	225,963	202,441	11.6%
Station operating income (1)	28,599	32,453	(11.9)%	115,364	117,691	(2.0)%
Station operating income margin (2)	34.5%	38.5%		35.2%	36.8%
Adjusted EBITDA (3)	23,740	28,184	(15.8)%	99,296	102,056	(2.7)%
Free cash flow (4)	16,040	20,906	(23.3)%	71,268	74,859	(4.8)%
Same Station Results: (5)
Net revenue	$76,131	$77,331	(1.6)%	$301,332	$297,669	1.2%
Station operating income (1)	26,043	29,588	(12.0)%	106,001	109,532	(3.2)%
Station operating income margin (2)	34.2%	38.3%		35.2%	36.8%
Pro Forma Results: (6)
Net revenue	$82,414	$83,920	(1.8)%	$325,907	$322,828	1.0%
Station operating income (1)	28,531	32,339	(11.8)%	115,169	118,124	(2.5)%
Station operating income margin (2)	34.6%	38.5%		35.3%	36.6%
Adjusted EBITDA (3)	23,672	28,070	(15.7)%	99,101	102,489	(3.3)%
Adjusted EBITDA margin (7)	28.7%	33.4%		30.4%	31.7%
(1)	Station operating income is defined as operating income before impairment charges, non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.
(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.
(3)	Adjusted EBITDA is defined as operating income before impairment charges, non cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.
(4)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.
(5)	Same station results include the 275 stations in 56 markets owned and operated since January 1, 2004.
(6)	Pro forma results include the results of i) all acquisitions entered into during the period that were operated under the terms of local marketing agreements; and ii) all acquisitions and dispositions consummated during the period, as if such acquisitions and dispositions were completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of December 31, 2005, the pro forma totals include the results of 310 stations in 61 markets.
     (7) Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.
Results of Operations
        Three Months Ended December 31, 2005 Compared to Three Months Ended December 31, 2004
     Net revenues for the fourth quarter of 2005 decreased $1.5 million to $82.9 million, a 1.8% decrease from the fourth quarter of 2004, primarily as a result of a 19.4% decrease in national advertising revenue, offset by a 3.9% increase in local advertising revenue. For the quarter, revenue grew in 27 of the Company’s 61 markets.
     Station operating expenses increased $2.3 million to $54.3 million, an increase of 4.5% over the fourth quarter of 2004. During the second quarter of 2005, the Company launched its second station in Houston, Texas (acquired on March 31, 2005). The increased expenses associated with the new Houston station, coupled with promotional expenses associated with the launch of the Company’s rock station in Houston, were significant drivers of the fourth quarter station operating expense increase. Excluding the effect of expenses attributable to the Houston market, station operating expenses would have increased by $1.3 million or 2.5% for the quarter.
     Station operating income (defined as operating income before impairment charges, non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) was $28.6 million, a decrease of 11.9% from the fourth quarter of 2004, for the reasons discussed above.
     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and gives effect to station acquisitions completed during the period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the fourth quarter of 2005 decreased $1.5 million to $82.4 million, a decrease of 1.8% from the fourth quarter of 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 3.9%, offset by a 19.4% decrease in pro forma national advertising revenues.
     Pro forma station operating expenses increased $2.3 million to $53.9 million, an increase of 4.5% over the fourth quarter of 2004. This increase was primarily due to (1) increased expenses incurred during the period associated with the launch of the Company’s second station in Houston, Texas, (2) promotional expenses incurred during the period associated with the launch of the Company’s rock station in Houston and (3) general expense increases associated with operating the Company’s station portfolio. Excluding the effect of expenses attributable to the Houston, Texas market during the fourth quarter, pro forma station operating expenses would have increased by $1.3 million or 2.5% for the fourth quarter.
     Pro forma station operating income decreased $3.8 million to $28.5 million, a decrease of 11.8% from the fourth quarter of 2004.
     Corporate general and administrative expenses increased $0.6 million to $4.9 million, an increase of 13.8% over the fourth quarter of 2004. This increase was primarily attributable to increased legal costs incurred in the fourth quarter of 2005.
     In connection with the Company’s annual impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $264.1 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
     Interest expense increased by $1.4 million or 29.8% to $6.1 million for the three months ended December 31, 2005 as compared with $4.7 million in the prior year’s period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter, offset by a $0.4 million gain recorded in the current quarter as a decrease to interest expense related to the adjustment of the fair value of certain derivative instruments.
     For the three months ended December 31, 2005, the Company recorded an income tax benefit of $34.5 million, as compared with income tax expense of $6.3 million in the prior year’s period. The income tax benefit in the current period is primarily due to the reversal of deferred tax liabilities associated with intangible assets whose carrying value was reduced as a result of the Company’s impairment evaluation discussed above.

     Excluding the effects of the non-cash impairment charge and related income tax benefit mentioned above, basic and diluted income per common share was $0.07 for the three months ended December 31, 2005. As-reported basic and diluted loss per common share was $(3.45) for the three months ended December 31, 2005 as compared with basic and diluted income per common share of $0.14 during the prior year.
        Twelve months ended December 31, 2005 Compared to Twelve months ended December31, 2004
     Net revenues for the twelve months ended December 31, 2005 increased $7.6 million to $327.8 million, a 2.4% increase from the same period in 2004, primarily as a result of revenues associated with station acquisitions completed in March 2004 in the Rochester, Minnesota and Sioux Falls, South Dakota markets.
     Station operating expenses increased $23.5 million to $226.0 million, an increase of 11.6% over the same period in 2004. For the twelve months ended December 31, 2005 the Company recorded a non-cash contract termination cost charge totaling $13.6 million related to the second quarter termination of the Company’s national sales representation contract with Interep National Radio Sales, Inc. This non cash charge, coupled with increased expenses associated with the station acquisitions completed in March 2004, are the primary drivers of the increase for the twelve months ended December 31, 2005.
     Station operating income (defined as operating income before impairment charges, non cash termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) decreased $2.3 million to $115.4 million, a decrease of 2.0% from the same period in 2004, for the reasons discussed above.
     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and gives effect to station acquisitions completed during the twelve month period as if each were consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the twelve months ended December 31, 2005 increased $3.1 million to $325.9 million, an increase of 1.0% from the same period in 2004. In terms of revenue composition, pro forma local advertising revenues increased approximately 4.5% for the period, offset by a 13.5% decrease in pro forma national advertising revenues.
     Pro forma station operating expenses increased $6.0 million to $210.7 million, an increase of 2.9% over the same period in 2004. This increase was primarily due to (1) expenses incurred associated with the launch of the Company’s second station in Houston, Texas, (2) promotional expenses incurred associated with the launch of the Company’s rock station in Houston and (3) general expense increases associated with operating the Company’s station portfolio. Excluding the effect of expenses attributable to the Houston market, pro forma station operating expenses would have increased by $3.4 million or 1.7% for the twelve months ended December 31, 2005.
     Pro forma station operating income decreased $3.0 million to $115.2 million, a decrease of 2.5% from the same period in 2004.
     Corporate general and administrative expenses increased $0.4 million to $16.1 million, an increase of 2.8% over the same period in 2004. This increase was primarily attributable to increased legal costs incurred in 2005.
     Non-cash stock compensation expense increased to $3.1 million for the twelve months ended December 31, 2005, as compared with a $0.4 million non-cash stock compensation credit in the prior year.
     In connection with the Company’s annual impairment evaluation of intangible assets, which was completed in the fourth quarter, the Company recorded an impairment charge of $264.1 million in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair values.
     Interest expense increased by $3.7 million or 18.7% to $23.6 million for the twelve months ended December 31, 2005 as compared with $19.9 million in the prior year. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during 2005.
     Losses on early extinguishments of debt were $1.2 million for the twelve months ended December 31, 2005 as compared with $2.6 million during the prior year. Losses in 2005 relate to the retirement of the Company’s prior term and revolving loan facilities in connection with the execution of a new $800 million credit agreement in July 2005. Losses in the prior year related to the completion of an amendment and restatement of the Company’s then existing credit agreement and the related retirement and replacement of our term loans.
     For the twelve months ended December 31, 2005, the Company recorded an income tax benefit of $14.0 million,

as compared with income tax expense of $25.5 million in the prior period.
     Excluding the effects of the non-cash impairment charge and related income tax benefit mentioned above, basic and diluted income per common share was $0.14 for the twelve months ended December 31, 2005. As-reported basic income per common share was $(3.19) for the twelve months ended December 31, 2005 as compared with basic income per common share of $0.44 for the prior year. As-reported diluted income per common share was $(3.19) for the twelve months ended December 31, 2005 as compared with diluted income per common share of $0.43 for the prior year.
Share Repurchase Program
     On September 28, 2004, the Company announced that its Board of Directors had authorized the purchase, from time to time, of up to $100 million of its Class A Common Stock. Subsequently, on December 7, 2005, the Company announced that is Board of Directors had authorized the purchase of up to an additional $100 million of its Class A Common stock.
     Through December 31, 2005, the Company completed the repurchase of 8,770,652 shares of its Class A Common Stock for $110.4 million, at an average repurchase price per share of $12.57. Subsequent to December 31, 2005, the Company has repurchased an additional 2,011,500 shares of its Class A Common Stock for $25.7 million, at an average repurchase price per share of $12.77. Cumulatively, the Company has repurchased a total of 10,782,152 shares of its Class A Common Stock for $136.1 million under the Board authorized programs.
     As of February 28, 2006, 59,925,324 shares of common stock were outstanding.
Susquehanna Radio Acquisition
     On October 31, 2005 the Company announced that, together with three private equity firms, it has formed Cumulus Media Partners, LLC (“CMP”), which has entered into agreements to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. (“Susquehanna”). The acquisition, which includes 33 radio stations in 8 markets, is expected to close in the first half of 2006 and is subject to regulatory approvals, as well as other closing conditions.
     Pursuant to a capital contribution agreement, the Company will contribute its Kansas City, Missouri and Houston, Texas radio operations and assets to CMP, in exchange for an equity stake initially valued at approximately 25% of the equity of CMP.
Capital Expenditures, Leverage and Financial Position
     Capital expenditures for the three months ended December 31, 2005 totaled $2.4 million and were comprised approximately of $1.7 million of maintenance related capital expenditures. Capital expenditures for the full year of 2005 totaled $9.3 million and were comprised approximately of $4.8 million of maintenance related capital expenditures. For 2006, we expect to incur maintenance related capital expenditures and capital expenditures associated with the implementation of HD Radio technology radio rollout of approximately $5.0 million.
     Leverage, defined under the terms of the Company’s credit facility as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 5.7x at December 31, 2005.
     The ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of December 31, 2005 is approximately 5.7x.

Outlook
     The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
     Cumulus expects first quarter 2006 pro forma net revenue to grow 3% versus the prior year’s period. For the full year 2006, we expect our pro forma station operating expenses to grow by approximately 2.5%. However, for the first quarter of 2006, we expect pro forma station operating expenses to grow more significantly as we continue to promote our newly launched brands in Houston and Kansas City (note that the Company has agreed to contribute its Houston and Kansas City stations to CMP in connection with the Susquehanna acquisition, which is expected to be consummated in the second quarter of 2005). Further, the following table summarizes selected projected financial results for the first quarter of 2006 (dollars in thousands):

Estimated
Q1 2006
Depreciation and amortization	5,275
LMA fees	210
Non cash stock compensation	3,500
Interest expense	7,790
Interest income	100
Income tax expense (non cash)	7,200
Non-GAAP Financial Measures
     Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, Adjusted EBITDA and free cash flow. Station operating income is defined as operating income before impairment charges, non cash contract termination costs, depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is defined as operating income before impairment charges, non cash contract termination costs, depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
        Station Operating Income
     Station operating income serves as a starting point for our management to analyze the cash flow generated by our business by measuring the profitability of our station portfolio and its contribution to the funding of our other operating expenses and to the funding of debt service and acquisitions. Station operating income isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio.
     In deriving this measure, we exclude non cash contract termination costs as the charge will never represent a cash obligation to our station operations. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non cash stock compensation, restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
     We believe that station operating income, although not a measure that is calculated in accordance with GAAP, nevertheless is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that station operating income is commonly employed by firms that provide appraisal services to the broadcast industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used station operating income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the metric to be extremely useful in order to determine the value of our portfolio of stations. We believe that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators.

     Finally, station operating income is the primary metric that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our board of directors uses it to determine the relative performance of our executive management. As a result, in disclosing station operating income, we are providing our stockholders, and the public, with an analysis of our performance that is consistent with that utilized by our management.
     Station operating income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
        Adjusted EBITDA
     Adjusted EBITDA is also utilized by our management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of our station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions.
     In deriving this measure, we exclude non cash contract termination costs as the charge will never represent a cash obligation to our Company. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, we exclude non cash stock compensation, restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
     We believe that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. We have also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, we believe that investors consider the metric to be extremely useful.
     Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
        Free Cash Flow
     Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
     We believe that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. We further believe that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.
     Free cash flow should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.
     As station operating income, Adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
     Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Cumulus Media assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media, directly and through its investment in Cumulus Media Partners, will own or operate 345 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.
     Cumulus Media will host a teleconference later today at 11:00 a.m. Eastern Time to discuss fourth quarter results. To access this teleconference live, please visit the company’s web site at www.cumulus.com or dial (888) 202-2422 for domestic and international callers. Approximately one hour after completion of the call, a replay can be accessed until 11:59 PM ET, March 23, 2006. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 1487552.
For further information, please contact:
Marty Gausvik (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Twelve months	Twelve months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net revenues	82,866	84,391	327,756	320,132

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees (including non-cash contract termination costs of $0, $0, $13,571 and $0, respectively)	54,267	51,938	225,963	202,441
Depreciation and amortization	4,946	5,896	21,223	21,168
LMA fees	262	943	981	3,002
Corporate general and administrative (excluding non-cash stock compensation expense)	4,859	4,269	16,068	15,635
Non-cash stock compensation	679	63	3,121	(375)
Restructuring charges (credits)	—	(67)	(215)	(108)
Impairment charge	264,099	—	264,099	—

Total operating expenses	329,112	63,042	531,240	241,763

Operating income (loss)	(246,246)	21,349	(203,484)	78,369

Nonoperating income (expense):
Interest expense	(6,114)	(4,709)	(23,588)	(19,870)
Interest income	145	181	1,101	673
Loss on early extinguishments of debt	—	(21)	(1,192)	(2,557)
Other income (expense), net	(668)	(689)	(239)	(699)

Total nonoperating expenses, net	(6,637)	(5,238)	(23,918)	(22,453)

Income (loss) before income taxes	(252,883)	16,111	(227,402)	55,916

Income tax benefit (expense)	34,535	(6,260)	14,035	(25,547)

Net income (loss)	$(218,348)	$9,851	$(213,367)	$30,369

Income (loss) per common share:
Basic income (loss) per common share	$(3.45)	$0.14	$(3.19)	$0.44

Diluted income (loss) per common share	$(3.45)	$0.14	$(3.19)	$0.43

Weighted average basic common shares outstanding	63,272	68,983	66,911	68,789

Weighted average diluted common shares outstanding	63,272	70,839	66,911	71,308

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
     The following table reconciles net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, to station operating income and Adjusted EBITDA (dollars in thousands).

	Three Months Ended	Three Months Ended	Twelve months ended	Twelve months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net cash provided by operating activities	$18,858	$23,488	$78,395	$75,013
Cash payments for LMA fees	261	943	981	3,002
Excess of accrual based station operating expenses to cash payments	(2,964)	(2,448)	(953)	1,893
Cash payments/(receipts) for Corporate general and administrative expenses in excess of accrual based expense	1,345	841	(1,454)	1,536
Cash payments for interest expense	5,890	4,671	23,072	20,398
Cash interest income	(145)	(181)	(1,101)	(674)
Other cash payments/adjustments	495	870	356	888
Adjusted EBITDA	$23,740	$28,184	$99,296	$102,056

Add: Accrual based corporate general and administrative expenses	4,859	4,269	16,068	15,635
Station operating income	$28,599	$32,453	$115,364	$117,691

     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months Ended	Three Months Ended	Twelve months ended	Twelve months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Operating income (loss)	$(246,246)	$21,349	$(203,484)	$78,369
Add:
Non cash contract termination costs	—	—	13,571	—
Impairment charge	264,099	—	264,099	—
Non cash stock compensation	679	63	3,121	(375)
Restructuring charges	—	(67)	(215)	(108)
Depreciation and amortization	4,946	5,896	21,223	21,168
Less:
Interest expense, net of interest income	(5,969)	(4,528)	(22,487)	(19,197)
Maintenance capital expenditures	(1,469)	(1,806)	(4,560)	(4,998)

Free cash flow	$16,040	$20,907	$71,268	$74,859

Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Three Months Ended
December 31, 2005
(dollars in thousands)

				Pro Forma
	Historical GAAP	Adjustments		Results
Net revenue	$82,866	$(452	)(1)	$82,414
Station operating expenses	$54,267	$(384	)(2)	$53,883
Station operating income	$28,599	$(68)		$28,531
Corporate overhead	$4,859	—		$4,859
Adjusted EBITDA	$23,740	$(68)		$23,672

(1)	Reflects the elimination of revenues from Broadcast Software International.

(2)	Reflects the elimination of operating expenses from Broadcast Software International.
Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Twelve months ended
December 31, 2005
(dollars in thousands)

				Pro Forma
	Historical GAAP	Adjustments		Results
Net revenue	$327,756	$(1,849	)(3)	$325,907
Station operating expenses	$225,963	$(15,225	)(4)	$210,738
Station operating income	$115,364	$(195)		$115,169
Corporate overhead	$16,068	—		$16,068
Adjusted EBITDA	$99,296	$(195)		$99,101

(3)	Reflects the elimination of revenues from Broadcast Software International.

(4)	Reflects the elimination of operating expenses from Broadcast Software International $1,654 and elimination of non cash contract termination costs of $13,571.

CAPITALIZATION
(dollars in thousands)

	December 31, 2005	December 31, 2005
	Actual	Pro Forma(1)
Cash and cash equivalents	$5,121	$5,121

Long-term debt, including current maturities:
Bank Debt	569,000	568,532

Total Stockholders’ equity	586,010	586,010

Total capitalization	$1,155,010	$1,154,542

(1)	Pro forma for cash borrowings needed to complete pending acquisitions.
Net Debt to TTM Pro Forma Adjusted EBITDA (2) 5.7x
(2)	Ratio calculated as (dollars in thousands):

Funded bank debt as of December 31, 2005	$569,000
Plus: Cash required to complete acquisitions, net of dispositions	4,653
Less: Cash balance as of December 31, 2005	(5,121)
Net Debt as of December 31, 2005	568,532
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (includes the results of all pending acquisitions)	99,101
Ratio	5.7x

CUMULUS MEDIA INC.
2005 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)
     The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month station operating income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio’s financial and operational development.
     Pro Forma for the Trailing Twelve months ended December 31, 2005:

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	28	$184,942	$81,926	44.3%
25.0% to 34.9%	14	56,074	16,681	29.7%
20.0% to 24.9%	8	16,091	3,717	23.1%
10.0% to 19.9%	4	26,237	4,317	16.5%
0.0% to 9.9%	5	10,536	532	5.1%
< 0.0%	2	6,202	(899)	(14.5)%

Subtotal	61	$300,083	$106,275	35.4%
Trade, Other	—	25,824	8,895	34.4%

Totals	61	$325,907	$115,170	35.3%
     Pro Forma for the Trailing Twelve months ended September 30, 2005:

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	28	$187,147	$85,046	45.4%
25.0% to 34.9%	14	60,184	17,813	29.6%
20.0% to 24.9%	8	24,900	5,589	22.4%
10.0% to 19.9%	4	14,178	2,579	18.2%
0.0% to 9.9%	5	10,909	856	7.8%
< 0.0%	2	4,927	(1,116)	(22.7)%

Subtotal	61	$302,245	$110,767	36.6%
Trade, Other	—	25,168	8,209	32.6%

Totals	61	$327,413	$118,976	36.3%

	Activity for Q4 2005
Station Operating	Markets	Markets	Markets	Net Change	Markets
Income Margin %	at 9/30/05	Moving Out	Moving In	In Category	at 12/31/05
> 35.0%	28	—	—		28
25.0% to 34.9%	14	2	1	(1)	13
20.0% to 24.9%	8	5	2	(3)	5
10.0% to 19.9%	4	—	4	4	8
0.0% to 9.9%	5	1	1	—	5
< 0.0%	2	1	1	—	2

Total	61	9	9	—	61